Exhibit 99.01

FOR IMMEDIATE RELEASE	Company Contacts:

James Hawkins President & CEO

John Glenn CFO (925) 468-7600

INVIVO CORPORATION REPORTS FOURTH QUARTER
AND FISCAL 2003 RESULTS
FOURTH QUARTER REVENUE UP 49%
FOURTH QUARTER DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS UP 50%
ANTICIPATES EARNINGS PER SHARE IN FISCAL 2004 OF $1.10 TO $1.20

     PLEASANTON, CALIFORNIA, August 5, 2003....INVIVO CORPORATION (NASDAQ:SAFE), announced today revenues of $16,948,000 for the fourth quarter ended June 30, 2003 as compared to revenues of $11,362,000 for the fourth quarter ended June 30, 2002. Revenues for the fiscal year ended June 30, 2003 were $53,340,000 as compared to revenues of $42,088,000 for the fiscal year ended June 30, 2002. Net income from continuing operations for the fourth quarter of fiscal 2003 was $1,013,000 compared to net income from continuing operations of $734,000 for the fourth quarter of fiscal 2002. Diluted net income per common share from continuing operations was $.24 for the fourth quarter of fiscal 2003 compared to $.16 for the fourth quarter of fiscal 2002. Net income for the fourth quarter of fiscal 2003 was $1,013,000 compared to $3,926,000 for the fourth quarter of fiscal 2002 as the sale of a subsidiary in the fourth quarter of fiscal 2002 resulted in a gain, net of tax, of $3,538,000 from discontinued operations. Net income for the fiscal year ended June 30, 2003 was $3,490,000 compared to $5,625,000 for the fiscal year ended June 30, 2002.

“We are very pleased with our fourth quarter and fiscal year 2003 results. New orders totaled over $20 million and our backlog increased by over $3.0 million in the fourth quarter, “ stated Jim Hawkins, President and CEO of Invivo Corporation.

“Our fourth quarter was highlighted by the acquisition of Medical Data Electronics (“MDE”). We are very excited with the addition of MDE’s wireless telemetry products and its history of over 40,000 vital sign monitors sold to hospitals in the United States,” Hawkins added.

“Invivo’s performance in the fourth quarter included the effects of integrating MDE’s operations and benefited from continued growth from our base patient monitoring products. With a strong leadership position in MRI vital sign monitoring, Invivo looks to continue to leverage this position throughout hospitals as we see substantial opportunities in fiscal 2004 and beyond,” said Hawkins.

OUTLOOK

“Looking forward to fiscal year 2004, we anticipate earnings per share to be in the range of $1.10 to $1.20, representing a growth rate of approximately 43% to 56% over fiscal 2003. Revenue expectations for fiscal year 2004 are in the range of $68 million to $70 million representing an annual revenue growth rate of 27% to 31%.

Revenues in the first quarter are anticipated to be in the range of $15.5 million to $15.9 million representing an increase of approximately 40% to 44% from $11,051,000 in the first quarter of fiscal 2003. For the first quarter of fiscal 2004 we anticipate earnings per share in the range of $.20 to $.22, representing an increase of approximately 33% to 47% over the first quarter of fiscal 2003,” Hawkins added.

This press release contains forward-looking statements regarding our future operations and expectation of future events, including our projections of our future revenue and eps growth and our expectation of future opportunities. These statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include, but are not limited to, the uncertain growth prospects for new markets, the Company’s dependence on a concentrated line of products, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, fluctuations in international exchange rates, product liability and product recall risks and other business factors. For information regarding these risks and other related risks, see the “Risk Factors” section of the Company’s most recent Form 10-Q on file with the SEC.

     In conjunction with Invivo Corporation’s fourth quarter earnings release, the Company’s conference call will be broadcast live over the Internet on Tuesday, August 5, 2003 at 11:00 A.M. Eastern at www.vcall.com/CEPage.asp?ID=84385. A replay of the conference call will be available online for one year at the Company’s website at www.invivocorp.com or through www.vcall.com.

     Invivo Corporation’s Invivo Research subsidiary designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings.

INVIVO CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Sales	$16,948	11,362	53,340	42,088
Cost of goods sold	8,208	5,586	26,080	19,993

Gross profit	8,740	5,776	27,260	22,095

Operating expenses:
Selling, general, and administrative	6,212	4,197	19,291	15,910
Research and experimental	1,018	695	3,337	3,027

Total operating expenses	7,230	4,892	22,628	18,937

Income from operations	1,510	884	4,632	3,158
Other income (expense):
Interest income	37	132	567	291
Interest expense	(13)	(11)	(57)	(80)
Other, net	25	5	72	(27)

Income from continuing operations before income taxes	1,559	1,010	5,214	3,342
Income tax expense	546	276	1,724	1,133

Net income from continuing operations	$1,013	734	3,490	2,209

Discontinued operations:
(Loss) Income from discontinued operations net of income tax benefit of $238 and income tax of $109	—	(346)	—	166
Gain on disposal of subsidiary, net of income tax of $2,366 and $2,143	—	3,538	—	3,250

Income from discontinued operations	—	3,192	—	3,416

Net income	$1,013	3,926	3,490	5,625

Basic net income per share data:
Continuing operations	$0.26	0.17	0.82	0.50
Discontinued operations	—	0.72	—	0.77

Basic net income per common share	$0.26	0.89	0.82	1.27

Weighted-average common shares outstanding (basic)	3,876,787	4,433,359	4,259,160	4,427,185

Diluted net income per share data:
Continuing operations	0.24	0.16	0.77	0.48
Discontinued operations	—	0.69	—	0.75

Diluted net income per common share	$0.24	0.85	0.77	1.23

Weighted-average common shares outstanding (diluted)	4,181,448	4,617,872	4,504,134	4,580,653